Exhibit 99.1

MARKETAXESS TO ACQUIRE XTRAKTER FROM EUROCLEAR

London and Brussels – Friday 2 November, 2012—MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European corporate bonds, emerging markets bonds and other types of fixed-income securities, has agreed to acquire Xtrakter Limited, a leading provider of regulatory transaction reporting, financial market data and trade matching services to the European securities markets. Xtrakter is a wholly owned subsidiary of Euroclear SA/NV.

Rick McVey, Chief Executive Officer of MarketAxess, said: “Xtrakter is a strong fit with our business and provides MarketAxess with an expanded set of services that are highly complementary to our core strengths in electronic trading, market data and straight-through processing solutions for the global credit markets. Xtrakter is a leading provider of regulatory trade reporting to the UK Financial Services Authority and other similar Continental European authorities and is well positioned to play a key role in the UK and other European markets as regulators look to reduce trade settlement risk and increase market transparency under the proposed MiFID II mandate.”

Tim Howell, Chief Executive Officer of Euroclear, commented: “Xtrakter colleagues and clients will find an innovative and strong team at MarketAxess who are eager to move quickly and assertively to develop the portfolio of Xtrakter services to meet changing market needs. Post acquisition, we will continue working with Xtrakter and MarketAxess to deliver further transparency and efficiency to the international capital markets.”

The purchase price is £26.0 million (approximately $42.0 million) in cash, plus transaction costs. Closing of the transaction is subject to satisfaction of certain conditions, including FSA regulatory approval. MarketAxess currently expects to complete the acquisition of Xtrakter in the first quarter of 2013.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

About Xtrakter and Euroclear

Xtrakter is a leading provider of capital market data, trade matching and regulatory reporting services to the global securities market. It has an established track record in providing innovative, secure and reliable solutions to the financial services sector. Xtrakter was established in 1985 and has been part of the Euroclear group of companies since April 2009.

In 2011, Xtrakter processed 950 million transactions on behalf of its user community and currently provides capital market firms with information to assist them in conducting net asset valuations, mark-to-market calculations, fixed-income portfolio mapping, liquidity and volume modeling, as well as reference data population updates.

Xtrakter also provides a wide range of market (pricing) data for approximately 53,000 international securities and internationally traded government bonds, as well as securities reference data for 290,000 government bonds, corporate bonds, medium-term notes and private derivative issues. Xtrakter employs 70 people and is based in London.

Euroclear is the world’s largest provider of domestic and cross-border settlement and related services for bond, equity, derivatives and fund transactions. User owned and user governed, the Euroclear group includes Euroclear Bank, based in Brussels, as well as Euroclear Belgium, Euroclear Finland, Euroclear France, Euroclear Nederland, Euroclear Sweden and Euroclear UK & Ireland. Euroclear also owns Xtrakter, operator of the TRAX trade matching and reporting system.

MarketAxess contacts

Media

Florencia Panizza

+1 917 432 7832

fpanizza@marketaxess.com

or

MHP Communications

Andrew Nicolls

+44 20 3128 8581

Andrew.nicolls@mhpc.com

Investors

Tony DeLise

+1 212 813 6017

tdelise@marketaxess.com

Euroclear media contact

Martin Gregson

+32 (0)2 326 4186

martin.gregson@euroclear.com